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Ford U.S. February Retail Sales Driven by Strong Demand for F-Series, Transit, Explorer and Mustang

•	F-Series, America’s best-selling truck, posts retail sales increases of 7 percent – driven by all-new F-150; Transit drives 30 percent increase in Ford van sales versus year-ago

•	Explorer sales increase 32 percent in February – best in 9 years; Mustang sales up 32 percent, for best performance since 2007

•	Lincoln February retail sales results up 3 percent

•	Ford Motor Company U.S. sales of 180,383 vehicles for February represent a 2 percent decline compared to a year ago

DEARBORN, Mich., March 3, 2015 – Ford Motor Company U.S. sales totaled 180,383 vehicles in February, down 2 percent from a year ago.

F-Series retail sales increased 7 percent, as the all-new F-150 remains one of Ford’s fastest-turning vehicles on dealer lots. The training of employees in the new manufacturing process at Kansas City Assembly Plant – the second plant building the new F-150 – is now under way, with production scheduled to begin this month, as planned.

“Strong customer demand for the all-new F-150 drove strong February F-Series retail sales results in February,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “The all-new F-150 continues to be the hottest vehicles on dealer lots, turning more than four times faster than the industry’s overall full-size pickup segment.”

Transit drove a 30 percent increase in total Ford van sales of 13,936 vehicles for the month, including E-Series and Transit Connect. This marks Ford’s best February van sales performance since 2007.

Explorer sales of 17,027 vehicles were up 32 percent, marking the SUV’s best February sales results since 2006.

Mustang sales increased 32 percent with 8,454 vehicles sold – representing its best February sales since 2007 and making it the best-selling sports car in America since the launch of the all-new model last fall.

Lincoln retail sales increased 3 percent versus last year. Lincoln MKC continues to build momentum for the luxury brand, along with Navigator, which posted a 96 percent sales increase.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 187,000 employees and 62 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.